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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Plan Committee
Zale Corporation Savings and Investment Plan:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Zale Corporation (filed under the Securities and Exchange Commission File No. 333-51607) of our report dated January 26, 2004 relating to the statement of net assets available for benefits of Zale Corporation Savings and Investment Plan as of July 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the July 31, 2003 Annual Report of Form 11-K of Zale Corporation Savings and Investment Plan.


                                                     KPMG LLP


Fort Worth, Texas
January 27, 2004